UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 2, 2021 (August 2, 2021)
Date of Report (date of Earliest Event Reported)

NEWTEK BUSINESS SERVICES CORP.
(Exact Name of Company as Specified in its Charter)

MARYLAND	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T-Rex Avenue, Suite 120, Boca Raton, FL 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On August 2, 2021, Newtek Business Services Corp. (“Newtek” or the “Company”) entered into an employment agreement, effective as of August 2, 2021, with Mr. Nicolas Young (the “Employment Agreement”). Generally, under the Employment Agreement, Mr. Yong is entitled to a set annual base compensation in the amount of $500,000, and cash bonuses pursuant to the Company’s Annual Cash Bonus Plan. In addition, Mr. Young is entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and vacation and sick leave. The Employment Agreement also provides for a severance payment in the case of Mr. Young being terminated without just cause, as defined therein, Mr. Young resigning with good reason, as defined therein, a change of control, as defined therein, or a non-renewal of Mr. Young’s Employment Agreement. Under the Employment Agreement, during the term of his employment, Mr. Young agrees to devote substantially all of his business time to the Company and to not engage in any business or activity contrary to the business or affairs of the Company. The Company agrees to indemnify Mr. Young for any and all loss, expenses, or liability that he may incur as a result of his services for the Company. Cash bonuses are based on performance and will be determined during the term of the Employment Agreement and therefore cannot be disclosed as this time. In addition, pursuant to the terms of the Employment Agreement, the Board of Directors of the Company awarded Mr. Young $600,000 of restricted shares of Company common stock, with one-third vesting in August 2022, 2023 and 2024, unless accelerated pursuant to the terms of the Employment Agreement.

The foregoing description of the terms of the Employment Agreements is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2021, Newtek appointed Nicolas Young, age 49, as the Company’s Chief Risk Officer. Prior to joining the Company, Mr. Young was Executive Vice President & Chief Credit Officer for IBERIABANK, and former EVP & Chief Risk Officer of Sabadell in Miami, Florida. Mr. Young has over 20 years’ experience in credit and risk management. Mr. Young is a native of Montevideo, Uruguay and holds a Bachelor of Economics from Universidad ORT Uruguay.

Mr. Young (i) was not appointed as the Company’s Chief Risk Officer pursuant to any arrangement or understanding with any other person; (ii) does not have a family relationship with any of the Company’s directors or other executive officers; and (iii) has not engaged, since the beginning of the Company’s last fiscal year, nor proposes to engage, in any transaction in which the Company was or is a participant. Mr. Young is expected to be a named executive offer in the Company’s future proxy statements, and will be a Section 16 reporting person.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES CORP.

Date: August 2, 2021	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board